THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: September 5, 2024 U.S. $317,000

FOR VALUE RECEIVED, TEN Holdings, Inc., a Nevada corporation (the "**Corporation**" or "**Borrower**") promises to pay THREE HUNDRED SEVENTEEN THOUSAND U.S. DOLLARS $317,000 (the "**Principal Amount**"), together with interest that has accrued with respect to such Principal Amount as of March 25, 2024, and accruing hereon as of the date hereof (the "**Issuance Date**"), in each case, at the rate of six percent (6%) (the "**Interest Rate**") per annum to Naoaki Mashita (the "**Lender**"), an individual residing in Singapore, to secure the obligations due and owing the Lender under and pursuant to a certain Agreement for Loan Conditions, dated March 25, 2024 (the "**Loan Agreement**"), by and between TEN Events, Inc., a Pennsylvania corporation formerly known as Xyvid, Inc., and a wholly owned subsidiary of the Borrower (the "**Original Maker**"), which Loan Agreement was assigned to, and assumed by the Borrower pursuant to a certain Omnibus Assignment and Assumption Agreement, dated as of September , 2024, by and among, the Borrower, V-Cube, Inc. ("**V-Cube**"), a Japanese corporation and the principal stockholder of the Corporation, the Original Maker, the Lender and Spirit Advisors, LLC, on any Business Day following the date first written above on or before December 31, 2024 (the "**Maturity Date**"), upon advance written notice to the Borrower (the "**Conversion Date**") in accordance with the terms set forth herein (this "**Note**"). For purposes hereof, the term "**Business Day**" shall mean any day except any Saturday, any Sunday, or any day which is a legal holiday or any day on which banking institutions are authorized or required by law or other governmental action to close.

This Note is issued and made effective as of the Issuance Date.

1. <u>Payment; Prepayment</u>

1.1. <u>Payment</u>. All payments owing and made hereunder shall be (i) paid in accordance with Article 3 and Article 4 of the Loan Agreement in United States dollars, or (ii) in Conversion Shares, as provided for herein, and delivered to the Lender at the address or bank account furnished to the Corporation for such purpose. All payments shall be applied first to any collection expenses incurred by the Lender, then to the accrued interest, and thereafter to the Principal Amount.

1.2. <u>Prepayment</u>. The Corporation shall not prepay the Principal Amount in whole or in part without the prior written consent of the Lender. Any permissible prepayment hereunder shall be payable without penalty.

1.3 <u>Reduction</u>. Upon the occurrence of any payment or Conversion (as described in this Section and in Section 2 below), the outstanding Principal Amount of this Note shall be reduced by the corresponding amount paid or converted.

2. <u>Conversion</u>.

2.1. Conversion. On the Conversion Date, the Lender shall have notified the Borrower of the exercise of its option to convert any portion of the outstanding indebtedness (the "**Conversion**") into fully paid and non-assessable unregistered shares of common stock of the Corporation (the "**Conversion Shares**"), par value $0.0001 per share, or such par value of the shares at that time (the "**Common Stock**"), issued in reliance on the Regulation D exemption from registration requirements under the Securities Act of 1933, of the Corporation at a conversion price of $0.23 per share (the "**Conversion Price**").

2.2. Adjustments. The Conversion Price shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period that this Note remains outstanding.

2.3 Lock-up Upon Conversion. Upon the Conversion of any portion of the indebtedness hereof into Common Stock, such Conversion Shares shall be subject to a lock-up period of 180 days, commencing from the date of Conversion, or such shorter or longer period as may be permitted or required by the Securities Act of 1933 and applicable law.

3. Trigger Events, Defaults and Remedies.

3.1. Trigger Events. The following are trigger events under this Note (each, a "**Trigger Event**"): (a) the Corporation fails to deliver any Conversion Shares in accordance with the terms hereof; (b) the Corporation fails to pay any principal, interest or any other amount when due and payable hereunder; (c) the Corporation becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) the Corporation files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (e) an involuntary bankruptcy proceeding is commenced or filed against the Corporation.

3.2. Defaults. At any time following the occurrence of a Trigger Event described in clauses 3.1(a) through 3.1(e), the Lender may, at its option, send written notice to the Corporation demanding that the Corporation cure the Trigger Event within fifteen (15) Business Days following the date of such written notice. If the Corporation fails to cure the Trigger Event within the required fifteen (15) Business Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an "**Event of Default**").

3.3. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, the Lender may accelerate this Note by written notice to the Corporation, with the indebtedness becoming immediately due and payable in cash. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 3.1(c) – 3.1(e), an Event of Default will be deemed to have occurred and the indebtedness as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash, without any written notice required by the Lender for the Trigger Event to become an Event of Default. In connection with acceleration described herein, the Lender need not to provide, and the Corporation hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Lender at any time prior to payment hereunder and the Lender shall have all rights as a holder of the Note until such time, if any, as the Lender receives full payment pursuant to this Section 3.3. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit the Lender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver Conversion Shares upon Conversion of this Note as required pursuant to the terms hereof.

4. Registration Rights. The Corporation shall use commercially reasonable efforts to cause the Conversion Shares to be included in an effective registration statement with a current prospectus or a qualified offering statement.

5. Unconditional Obligation; No Offset. The Corporation acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of the Corporation not subject to offset, deduction or counterclaim of any kind. The Corporation hereby waives any rights of offset it now has or may have hereafter against the Lender, its successors and assigns, and agrees to make the payments or Conversion called for herein in accordance with the terms of this Note. In the event a "Change of Control" is contemplated with regard to the Corporation, the Corporation shall be obligated to secure the written acknowledgement of the Corporation's obligations hereunder by any successor(s) prior to completion of such Change of Control. "**Change of Control**" shall mean a transaction or series of transactions in which the majority voting power of the Corporation is no longer held by the shareholder(s) that currently hold such voting power and/or a transaction or series of transactions where the Corporation disposes of all or substantially all of its assets to a third party(ies).

6. Waiver. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

7. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Business Day following a Conversion Date, the Corporation shall deliver, or cause its transfer agent and registrar to deliver, to the Lender, through book-entry delivery with appropriate legends, registered in the name of the Lender or its designated person(s), representing the number of shares of Common Stock equal to the number of Conversion Shares to which the Lender shall be entitled. For the avoidance of doubt, the Corporation has not met its obligation to deliver Conversion Shares by the date required herein (the "**Delivery Date**") unless the Lender has actually received the share certificate or book-entry statement representing the Conversion Shares, as applicable, no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above.

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to this Note or the relationship of the parties or their affiliates shall be in New York City, New York. For any litigation arising in connection with any of this Note, each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in New York City, New York, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, and (iii) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper.

9. Cancellation. After repayment or Conversion of the entire indebtedness, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

10. Transaction Expenses. The provisions of Article 7 of the Loan Agreement shall govern the Borrower's obligation to the Lender with respect to any and all costs and expenses incurred in connection with the preparation, negotiation, delivery and enforcement of this Note and the consummation of the transactions contemplated by the Loan Agreement and hereby, including, but not limited to, legal fees and expenses.

11. Information and Confidentiality. Except as contemplated by the terms hereof or as required by applicable laws and regulations, the Lender will keep strictly confidential all non-public information

of the Corporation. No obligation of confidentiality shall be applied to information that (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by the Lender, (b) was known or became known by the Lender prior to the Corporation's disclosure thereof to the Lender as demonstrated by the existence of its written records, (c) becomes known to the Lender from a source other than the Lender which information is not provided by the breach of an obligation of confidentiality owed to the Lender, (d) is disclosed by the Lender to a third party without restrictions on its disclosure or (e) is independently developed by the Corporation as demonstrated by its written records.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13. Assignments. The Corporation may not assign this Note without the prior written consent of Lender, which consent may be withheld in the Lender's absolute discretion. This Note and any Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of the Corporation.

14. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Corporation and the Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed as of the Issuance Date.

TEN HOLDINGS, INC.

John Orobono

Name: John Orobono
Title: VP of Finance

ACKNOWLEDGED, ACCEPTED, AND AGREED:

NAOAKI MASHITA

真下直晃

Address: 8 Scotts Road #16-01 Singapore

[Signature Page to Convertible Promissory Note]